AdCare Health Systems Signs Agreement for Five Skilled Nursing Facilities in Arkansas and Missouri

Transaction Expected to Increase AdCare’s Annualized Revenue Run-Rate by More Than $25 Million

SPRINGFIELD, Ohio, March 15, 2011 — AdCare Health Systems, Inc. (NYSE AMEX: ADK), a nursing home and assisted living company, has signed a definitive agreement with a private seller for the asset purchase of four skilled nursing facilities in Arkansas and the acquisition of a 10-year lease for one skilled nursing facility in Missouri for an aggregate consideration of $20 million.

The five facilities have 506 beds in total (416 in Arkansas and 90 in Missouri), which generated revenues of more than $25 million in 2010. The transaction is anticipated to be immediately accretive to AdCare’s earnings when it closes as planned in approximately 90 days.

Combined with other transactions closed in 2010, plus three nursing homes expected to close by the end of the first quarter, AdCare’s estimated annualized revenue run-rate would exceed $175 million. This would represent an increase of more than 236% over the company’s previously announced estimated revenues of $52 million in 2010, and an increase of more than 555% over revenues in 2009 when it initiated its current M&A campaign.

“This M&A agreement is our first for 2011, and brings the total number of facilities we’ve put under contract to 25 since we began our M&A program at the end of 2009,” said Chris Brogdon, AdCare’s vice chairman and chief acquisitions officer. “These facilities also represent our first entrance into Arkansas and Missouri, which is in line with our expansion into the Southeast and Midwest regions.”

AdCare plans to finance the transaction through a combination of traditional bank financing and loan guarantees by the United States Department of Agriculture (USDA). The USDA guarantee is provided through a program developed by the federal government to supply long-term financing for rural projects at favorable rates.

Boyd Gentry, AdCare’s co-CEO, commented: “It’s important to note that most of the properties we have acquired to date have had revenue and cash-flow valuations below or in line with the valuations of other public companies in the skilled nursing sector. However, we believe we can apply our operational expertise and economy of scale to rapidly enhance the operations of our newly acquired facilities, and dramatically improve their financial performance and respective valuation.”

About AdCare Health Systems

AdCare Health Systems, Inc. (NYSE Amex: ADK) is a recognized innovator in senior living and health care facility management. AdCare develops, owns and manages assisted living facilities, nursing homes and retirement communities, as well as provides home health care services. Since its inception in 1988, AdCare's mission has been to provide the highest quality of healthcare services to the elderly. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "plans," "intends," "anticipates" and variations of such words or similar expressions, but their absence does not mean such statements are not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, the expectation that when combined with other transactions closed in 2010 and the close of three nursing homes expected to close in the first quarter of 2011 and the transaction mentioned in this release expected to close in about 90 days, that AdCare’s estimated annualized revenue run-rate would exceed $175 million. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, results, performance or achievements of the Company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the Company with the Securities and Exchange Commission and include the Company's ability to secure lines of credit and/or an acquisition credit facility, find suitable acquisition properties at favorable terms, changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, and changes in the competitive marketplace. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

Company Contacts

David A. Tenwick, Chairman

Chris Brogdon, Vice Chairman & CAO

AdCare Health Systems, Inc.

Tel (937) 964-8974

info@adcarehealth.com

Investor Relations

Ron Both or Geoffrey Plank

Liolios Group, Inc.

Tel (949) 574-3860

info@liolios.com